Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Robert Sulentic
Group President &	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8905	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS

THIRD QUARTER 2009 FINANCIAL RESULTS

Los Angeles, CA — October 28, 2009 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported adjusted earnings per share of $0.08 for the third quarter of 2009 on revenue of $1.0 billion.

On a U.S. GAAP basis, the Company reported net income for the quarter of $12.4 million, or $0.04 per diluted share. Excluding one-time charges(1), net income(2) for the third quarter would have totaled $21.6 million, or $0.08 per diluted share. Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) for the third quarter totaled $98.1 million, which was lowered by $11.8 million(4) of one-time charges, mostly related to cost-containment actions.

These results compared with third-quarter 2008 revenue of $1.3 billion; net income of $40.4 million, or $0.19 per diluted share, on a U.S. GAAP basis; adjusted net income (excluding one-time charges) of $56.1 million, or $0.27 per diluted share; and EBITDA of $148.0 million.  Third-quarter 2008 EBITDA included $10.8 million(5) of one-time charges.

“During the third quarter, we continued to make strong progress in both managing our capital structure and positioning the Company to grow profitably as the economy improves,” said Brett White, president and chief executive officer of CB Richard Ellis. “We substantially strengthened our balance sheet by extending maturities and amortization on almost $1 billion of bank debt. Operationally, our business continued to perform well amid a very difficult global market environment.  Because of our two-year effort to increase efficiencies and remove costs from our operating platform, combined EBITDA margins in our major geographic regions — the Americas, EMEA and Asia Pacific — matched the prior-year quarter, despite significantly lower revenue.  As expected, margins also saw seasonal improvement compared with the second quarter of 2009. During the quarter, we completed actions that will allow us to achieve our goal of reducing annualized operating costs by $600 million. CB Richard Ellis is now well positioned to both serve clients on a profitable basis in the current environment and to drive significant market share growth.  Our business is also positioned to benefit from very significant operating leverage.

“We are beginning to see signs that market conditions in some parts of the world and in some business segments — like the broader economy — are starting to stabilize.  For example, the trend in our U.S. and Asia Pacific valuation business improved modestly during the quarter due to an increase in portfolio assignments related to workouts and bankruptcies.  In addition, our overall business performance in the Asia Pacific Region has stabilized faster than in other regions due to the relative strength of those economies. However, major investment sales and leasing markets globally remain under pressure and will likely continue to be stressed until the credit markets and global economy recover.”

Outsourcing continues to grow in importance for CB Richard Ellis. Revenue from this segment has held up better than in other business lines, but slipped slightly compared with the year-earlier quarter due to reduced client spending as well as the effect of client consolidations and distress over the past year.

During the third quarter, CB Richard Ellis secured one of the industry’s largest-ever third-party property management assignments, a 70 million square foot U.S. portfolio from RREEF America.  At the same time, the Company significantly expanded its outsourcing client roster adding eight new accounts, including CEVA Logistics, Ryder Systems, the State of Maryland and West Penn Allegheny Health System. The latter two reflect CB Richard Ellis’ increasing penetration of the growing government and health care sectors. The Company also expanded its service offering for eight existing outsourcing clients and renewed seven others.

The contractually-oriented U.S. property and facilities management business lines, which are part of the outsourcing business, performed particularly well in the third quarter of 2009.  These operations generated approximately $27 million of EBITDA versus approximately $24 million in the third quarter of 2008.  This performance demonstrates the resilience of these business lines during a market downturn as well as their significance to the overall Company.

CB Richard Ellis also continued to move nimbly to capture new opportunities resulting from the current market dislocations.  For example, the Company is marketing approximately $3 billion of distressed assets for sale in the U.S. (including properties for the FDIC), and in Europe is acting as special servicer for more than $6 billion of failed CMBS loan funds.

Successful Loan Modification Program

During the third quarter, the Company also reached agreement with its lenders to extend maturities and amortization schedules on $985 million of bank loans. This loan modification program is part of CB Richard Ellis’ strategy to strengthen its balance sheet.  This strategy included a $600 million capital raise ($150 million of equity and $450 million of senior subordinated notes) during the second quarter and comprehensive amendments to the Company’s Credit Agreement during the first quarter. Year-to-date, CB Richard Ellis has paid or pre-paid $429 million(6) of amortization, and its total amortization between now and the end of 2012 is $393 million. Remaining term loans and bonds now mature in 2013, 2015 and 2017. These actions put the Company on sound financial footing and provide significant financial flexibility.

Americas Segment Results

Revenue for the Americas region, including the U.S., Canada and Latin America, was $646.2 million for the third quarter of 2009, compared with $816.2 million for the third quarter of 2008.  Operating income for the Americas region was $47.7 million for the third quarter of 2009, compared with $67.8 million for the same period of 2008.  EBITDA for this region totaled $63.7 million for the third quarter of 2009, compared with $81.0 million in last year’s third quarter. While market conditions remained weak, revenue declines were largely offset by a 20% reduction in operating expenses compared with a year ago.

EMEA Segment Results

Revenue for the EMEA region, which mainly consists of operations in Europe, was $192.3 million for the third quarter of 2009, compared with $271.7 million for the third quarter of 2008.  The EMEA region reported operating income of $11.7 million for the third quarter of 2009, compared with $18.2 million for the same period in 2008.  EMEA reported EBITDA of $14.7 million for the third quarter of 2009, compared with $23.1 million for last year’s third quarter.  Partially offsetting the revenue decrease was a 36% reduction in operating expenses, compared to the prior-year period.

Asia Pacific Segment Results

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $131.6 million for the third quarter of 2009, compared with $141.5 million for the third quarter of 2008.  Operating income for the Asia Pacific region improved to $10.6 million for the third quarter of 2009 from $5.1 million for the same period of 2008.  EBITDA also increased to $13.0 million for the third quarter of 2009 from $9.1 million for last year’s third quarter. These improved results reflect modestly better business performance in countries such as Australia and China as well as the effect of cost containment efforts, which reduced operating expenses by 21% compared with the prior-year period.

Global Investment Management Segment Results

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $32.9 million for the third quarter of 2009, compared with $39.8 million in the third quarter of 2008.  The third-quarter revenue decline was attributable to lower asset management, acquisition and incentive fees than were achieved in the third quarter of 2008.  Operating income for the third quarter was $6.1 million compared with $20.7 million for the same period in 2008, while third-quarter EBITDA totaled $4.6 million, compared with $19.4 million in the year-earlier third quarter.  Excluding the impact of reversing net carried interest incentive compensation expense accruals, which totaled $6.0 million and $15.3 million for the third quarter of 2009 and 2008, respectively, Global Investment Management operating expenses decreased by 6% compared with the prior-year period. The lower carried-interest-related reversal, combined with the revenue decline, drove operating income and EBITDA lower in the quarter versus the prior-year quarter.

Assets under management totaled $34.9 billion at the end of the third quarter, down 4% from the second quarter of 2009 and 9% from year-end 2008.

Development Services Segment Results

In the Development Services segment, which consists of real estate development and investment activities primarily in the U.S., revenue totaled $20.2 million for the third quarter of 2009, compared with $30.5 million for the third quarter of 2008.  Operating expenses for the quarter fell by 6% from a year earlier. Excluding one-time charges, primarily related to write-downs of real estate assets, operating expenses fell by 50% from a year earlier.  Development Services posted an operating loss of $19.1 million for the third quarter of 2009, compared to a $3.5 million operating loss for the same period in 2008.   Third-quarter 2009 EBITDA totaled $2.1 million, compared with $15.5 million in the prior year third quarter.  The operating loss for the third quarter of 2009 includes a gross, non-cash write-down of real estate assets of $17.2 million, but not the offsetting portion attributable to non-controlling interests of $15.7 million.  EBITDA includes both items.  Higher EBITDA in the prior-year period was primarily driven by gains on property sales classified as “discontinued operations,” which were included in the calculation of EBITDA, but not in the calculation of operating income/loss.  Such gains did not recur in the current year period.

Development projects in process as of September 30, 2009 totaled $5.1 billion, down 9% from year-end 2008. The inventory of pipeline deals as of September 30, 2009 stood at $1.0 billion, down 60% from year-end 2008.

Nine-Month Results

For the nine months ended September 30, 2009, the Company reported a net loss of $30.9 million, or $0.11 per diluted share, on a U.S. GAAP basis, compared with net income of $77.4 million, or $0.37 per diluted share, in 2008. Adjusted net income(2) totaled $23.8 million, or $0.09 per diluted share, for the nine-month period, on revenue of $2.9 billion.  For the same period in 2008, adjusted net income totaled $121.0 million, or $0.58 per diluted share, on $3.8 billion of revenue.  EBITDA for the current year-to-date period totaled $205.0 million versus $335.5 million for the same period last year.  The one-time charges that negatively impacted EBITDA totaled $49.9 million(7) in 2009 and $42.5 million(8) in 2008.

Conference Call Details

The Company’s third-quarter earnings conference call will be held on Thursday, October 29, 2009 at 10:30 a.m. Eastern Time.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-288-8967 for U.S. callers and 612-332-0342 for international callers.  A replay of the call will be available starting at 2:00 p.m. Eastern Time on October 29, 2009, and ending at midnight Eastern Time on November 5, 2009. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 120313.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2008 revenue).  The Company has approximately 30,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis has been named a BusinessWeek 50 “best in class” company for three years in a row. Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2009, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; a protraction or worsening of the economic slow-down or recession we are currently experiencing in our principal operating regions; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to reduce expenditures to help offset lower revenues; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to grow revenues and capture market share; our ability to retain and incentivize producers; the integration of our acquisitions and the level of synergy savings achieved as a result; our ability to maintain or enhance our operating leverage; and a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2008, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1)One-time charges include a tax true-up related to the write-off of financing costs incurred in connection with the credit agreement amendment entered into on March 24, 2009, amortization expense related to customer relationships resulting from acquisitions, integration costs related to acquisitions, cost-containment expenses and the write-down of impaired assets.

(2)A reconciliation of net income (loss) attributable to CB Richard Ellis Group, Inc. to net income attributable to CB Richard Ellis Group, Inc., as adjusted for one-time items, is provided in the section of this release entitled “Non-GAAP Financial Measures.”

(3)The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business segments and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs. Additionally, management believes EBITDA is useful to investors to assist them in getting a more accurate picture of the Company’s results from operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA to net income, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

(4)Includes cost-containment expenses of $6.8 million, impairment of assets of $4.1 million, net of non-controlling interests (minority interest), and integration costs related to acquisitions of $0.9 million, the majority of which related to the Trammell Crow Company acquisition.

(5)Includes impairment of assets of $4.1 million, cost containment expenses of $3.4 million and integration costs related to acquisitions of $3.3 million, the majority of which related to the Trammell Crow Company acquisition.

(6)As a result of the loan modification, approximately $42 million of the revolver loan was converted into a term loan in August, 2009.

(7)Includes cost-containment expenses of $31.7 million, impairment of assets of $13.8 million, net of non-controlling interests (minority interest), and integration costs related to acquisitions of $4.4 million, the majority of which related to the Trammell Crow Company acquisition.

(8)Includes impairment of assets of $26.6 million and integration costs related to acquisitions of $12.5 million, the majority of which related to the Trammell Crow Company acquisition and cost containment expenses of $3.4 million.

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

 (Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue	$1,023,205	$1,299,735	$2,869,321	$3,845,533
Costs and expenses:
Cost of services	606,470	755,362	1,726,720	2,197,013
Operating, administrative and other	338,062	420,352	972,892	1,321,536
Depreciation and amortization	24,445	25,412	74,003	74,236
Total costs and expenses	968,977	1,201,126	2,773,615	3,592,785

Gain on disposition of real estate	2,766	9,766	5,691	13,808

Operating income	56,994	108,375	101,397	266,556

Equity loss from unconsolidated subsidiaries	6,312	3,408	18,252	25,922
Other loss	—	—	—	4,607
Interest income	1,248	4,400	4,790	14,107
Interest expense	54,075	42,290	136,291	126,855
Write-off of financing costs	—	—	29,255	—

(Loss) income from continuing operations before provision for income taxes	(2,145)	67,077	(77,611)	123,279
Provision for income taxes	8,498	37,701	1,157	64,493
(Loss) income from continuing operations	(10,643)	29,376	(78,768)	58,786
Income from discontinued operations, net of income taxes	—	26,748	—	26,748
Net (loss) income	(10,643)	56,124	(78,768)	85,534
Less: Net (loss) income attributable to non-controlling interests	(23,020)	15,751	(47,819)	8,144
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$12,377	$40,373	$(30,949)	$77,390

Basic income (loss) per share attributable to CB Richard Ellis Group, Inc. shareholders
Income (loss) from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.04	$0.15	$(0.11)	$0.33
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc.	—	0.05	—	0.05
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$0.04	$0.20	$(0.11)	$0.38

Weighted average shares outstanding for basic income (loss) per share	282,732,848	203,680,475	270,214,427	203,409,873

Diluted income (loss) per share attributable to CB Richard Ellis Group, Inc. shareholders
Income (loss) from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.04	$0.14	$(0.11)	$0.32
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc.	—	0.05	—	0.05
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$0.04	$0.19	$(0.11)	$0.37

Weighted average shares outstanding for diluted income (loss) per share	285,923,601	207,706,250	270,214,427	207,942,875

EBITDA (1)	$98,147	$148,036	$204,967	$335,527

(1)   Includes EBITDA related to discontinued operations of $16.9 million for the three and nine months ended September 30, 2008.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Americas
Revenue	$646,249	$816,225	$1,824,855	$2,385,227
Costs and expenses:
Cost of services	409,125	515,987	1,177,619	1,488,010
Operating, administrative and other	175,356	218,216	507,597	675,674
Depreciation and amortization	14,032	14,191	42,523	44,160
Operating income	$47,736	$67,831	$97,116	$177,383
EBITDA	$63,744	$80,995	$144,987	$211,475

EMEA
Revenue	$192,276	$271,686	$531,032	$814,185
Costs and expenses:
Cost of services	117,233	155,645	336,595	460,650
Operating, administrative and other	60,585	94,401	177,485	289,686
Depreciation and amortization	2,806	3,422	7,967	10,407
Operating income	$11,652	$18,218	$8,985	$53,442
EBITDA	$14,725	$23,052	$17,536	$66,164

Asia Pacific
Revenue	$131,586	$141,452	$347,332	$434,551
Costs and expenses:
Cost of services	80,112	83,730	212,506	248,353
Operating, administrative and other	38,694	49,111	106,212	139,982
Depreciation and amortization	2,155	3,487	6,411	7,112
Operating income	$10,625	$5,124	$22,203	$39,104
EBITDA	$12,971	$9,128	$27,130	$44,638

Global Investment Management
Revenue	$32,872	$39,823	$102,774	$122,058
Costs and expenses:
Operating, administrative and other	25,491	18,398	81,782	100,189
Depreciation and amortization	1,257	706	3,646	2,353
Operating income	$6,124	$20,719	$17,346	$19,516
EBITDA	$4,642	$19,351	$6,397	$2,506

Development Services
Revenue	$20,222	$30,549	$63,328	$89,512
Costs and expenses:
Operating, administrative and other	37,936	40,226	99,816	116,005
Depreciation and amortization	4,195	3,606	13,456	10,204
Gain on disposition of real estate	2,766	9,766	5,691	13,808
Operating loss	$(19,143)	$(3,517)	$(44,253)	$(22,889)
EBITDA (1)	$2,065	$15,510	$8,917	$10,744

(1)          Includes EBITDA related to discontinued operations of $16.9 million for the three and nine months ended September 30, 2008.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CB Richard Ellis Group, Inc., as adjusted for one-time items

(ii)                                  Diluted earnings per share attributable to CB Richard Ellis Group, Inc, as adjusted for one-time items

(iii)                               EBITDA

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income attributable to CB Richard Ellis Group, Inc., as adjusted for one-time items and diluted net income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income (loss) attributable to CB Richard Ellis Group, Inc.	$12,377	$40,373	$(30,949)	$77,390
Cost containment expenses, net of tax	4,245	1,998	19,716	1,998
Amortization expense related to customer relationships acquired, net of tax	1,853	1,784	5,532	6,048
Integration costs related to acquisitions, net oftax	565	2,008	2,727	7,469
Write-down of impaired assets, net of tax	2,556	1,498	8,617	19,665
Write-off of financing costs, net of tax	44	—	18,197	—
Adjustment to tax expense as a result of a decline in the value of the assets in the Company’s Deferred Compensation Plan	—	8,431	—	8,431
Net income attributable to CB Richard Ellis Group, Inc. , as adjusted	$21,640	$56,092	$23,840	$121,001

Diluted income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted	$0.08	$0.27	$0.09	$0.58

Weighted average shares outstanding for diluted income per share	285,923,601	207,706,250	272,649,352	207,942,875

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income (loss) attributable to CB Richard Ellis Group, Inc.	$12,377	$40,373	$(30,949)	$77,390
Add:
Depreciation and amortization(1)	24,445	25,504	74,003	74,328
Interest expense(2)	54,075	42,939	136,291	127,504
Write-off of financing costs	—	—	29,255	—
Provision for income taxes(3)	8,498	43,744	1,157	70,536
Less:
Interest income(4)	1,248	4,524	4,790	14,231

EBITDA(5)	$98,147	$148,036	$204,967	$335,527

(1)  Includes depreciation and amortization related to discontinued operations of $0.1 million for the three and nine months ended September 30, 2008.

(2)  Includes interest expense related to discontinued operations of $0.6 million for the three and nine months ended September 30, 2008.

(3)  Includes provision for income taxes related to discontinued operations of $6.0 million for the three and nine months ended September 30, 2008.

(4)  Includes interest income related to discontinued operations of $0.1 million for the three and nine months ended September 30, 2008.

(5)  Includes EBITDA related to discontinued operations of $16.9 million for the three and nine months ended September 30, 2008.

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Americas
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$11,013	$30,181	$(19,746)	$56,470
Add:
Depreciation and amortization	14,032	14,191	42,523	44,160
Interest expense	45,242	33,350	112,249	100,255
Write-off of financing costs	—	—	29,255	—
Royalty and management service income	(5,575)	(6,793)	(10,280)	(17,721)
(Benefit) provision for income taxes	(27)	12,056	(6,117)	33,474
Less:
Interest income	941	1,990	2,897	5,163
EBITDA	$63,744	$80,995	$144,987	$211,475

EMEA
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$575	$2,467	$(853)	$25,431
Add:
Depreciation and amortization	2,806	3,422	7,967	10,407
Interest expense	237	1,205	720	2,172
Royalty and management service expense	3,964	4,270	6,576	10,158
Provision for income taxes	7,188	12,434	3,500	21,108
Less:
Interest income	45	746	374	3,112
EBITDA	$14,725	$23,052	$17,536	$66,164

Asia Pacific
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$5,047	$(3,859)	$3,512	$9,519
Add:
Depreciation and amortization	2,155	3,487	6,411	7,112
Interest expense	912	1,497	2,305	4,389
Royalty and management service expense	1,388	2,176	3,065	6,401
Provision for income taxes	3,646	5,947	12,265	18,036
Less:
Interest income	177	120	428	819
EBITDA	$12,971	$9,128	$27,130	$44,638

Global Investment Management
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$993	$6,924	$(18)	$(5,185)
Add:
Depreciation and amortization	1,257	706	3,646	2,353
Interest expense	1,458	421	3,047	1,788
Royalty and management service expense	223	347	639	1,162
Benefit (provision) for income taxes	750	10,961	(426)	3,190
Less:
Interest income	39	8	491	802
EBITDA	$4,642	$19,351	$6,397	$2,506

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Development Services
Net loss (income) attributable to CB Richard Ellis Group, Inc.	$(5,251)	$4,660	$(13,844)	$(8,845)
Add:
Depreciation and amortization (1)	4,195	3,698	13,456	10,296
Interest expense (2)	6,226	6,466	17,970	18,900
(Benefit) provision for income taxes (3)	(3,059)	2,346	(8,065)	(5,272)
Less:
Interest income (4)	46	1,660	600	4,335
EBITDA (5)	$2,065	$15,510	$8,917	$10,744

(1)  Includes depreciation and amortization related to discontinued operations of $0.1 million for the three and nine months ended September 30, 2008.

(2)  Includes interest expense related to discontinued operations of $0.6 million for the three and nine months ended September 30, 2008.

(3)  Includes provision for income taxes related to discontinued operations of $6.0 million for the three and nine months ended September 30, 2008.

(4)  Includes interest income related to discontinued operations of $0.1 million for the three and nine months ended September 30, 2008.

(5)  Includes EBITDA related to discontinued operations of $16.9 million for the three and nine months ended September 30, 2008.

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$326,045	$158,823
Restricted cash	42,768	36,322
Receivables, net	681,238	751,940
Warehouse receivables (1)	193,029	210,473
Real estate assets (2)	716,392	790,825
Goodwill and other intangibles, net	1,629,481	1,563,270
Investments in and advances to unconsolidated subsidiaries	156,180	145,726
Deferred compensation assets	8,898	229,829
Other assets, net	721,313	839,206
Total assets	$4,475,344	$4,726,414
Liabilities:
Current liabilities, excluding debt	$866,475	$979,233
Warehouse lines of credit (1)	192,958	210,473
Revolving credit facility	41,115	25,765
Senior secured term loans	1,686,360	2,073,750
Senior subordinated notes, net	436,228	—
Other debt (3)	6,926	13,498
Notes payable on real estate (4)	554,896	617,663
Deferred compensation liability	4,062	244,924
Other long-term liabilities	220,168	215,385
Total liabilities	4,009,188	4,380,691

CB Richard Ellis Group, Inc. stockholders’ equity	299,096	114,686
Non-controlling interests	167,060	231,037
Total equity	466,156	345,723

Total liabilities and stockholders’ equity	$4,475,344	$4,726,414

(1)	Represents Freddie Mac and Fannie Mae loan receivables, substantially all of which are offset by the related non-recourse warehouse line of credit facility.
(2)	Includes real estate and other assets held for sale, real estate under development and real estate held for investment.
(3)	Includes a non-recourse revolving credit line balance of $5.5 million and $8.0 million in Development Services as of September 30, 2009 and December 31, 2008, respectively.
(4)	Represents notes payable on real estate in Development Services of which $5.7 million and $4.1 million are recourse to the Company as of September 30, 2009 and December 31, 2008, respectively.